Exhibit 99.1

Myomo Provides Update on CMS Discussions

BOSTON, Mass. (June 8, 2021) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today provided an update regarding its application for a Healthcare Common Procedure Coding System (“HCPCS”) Level II code change and benefit category redetermination for HCPCS codes L8701 and L8702 submitted in January 2021. The Centers for Medicare & Medicaid Services (“CMS”) proposed several changes to the benefit category determination process in its proposed rule (the “Proposed Rule”) CMS-1738-P, “Medicare Program; Durable Medical Equipment, Prosthetics, Orthotics and Supplies (“DMEPOS”) Policy Issues and Level II of the Healthcare Common Procedure Coding System (HCPCS)” (85 Fed. Reg. 70358, November 4, 2020). With the change in CMS leadership and continued COVID mitigation planning, finalization of the Proposed Rule has been delayed. As a result, Myomo withdrew its HCPCS code change application and intends to meet with CMS to continue discussions for finalizing the appropriate Medicare benefit category, coverage and fee publications for HCPCS codes L8701 and L8702. The Company intends to continue with its current business strategy of serving patients with certain Medicare Advantage, commercial and government health insurance plans.

Paul R. Gudonis, Chief Executive Officer of Myomo commented, “Since a new CMS Administrator was only recently confirmed, we decided that it was in the Company’s best interest to withdraw our application until the Proposed Rule is finalized. We intend to resubmit our coding application at that time. Due to recent actions by the new Administration, over 800,000 more Americans now have access to health insurance and we are pleased to see this broader access. We look forward to working with new CMS leadership and staff to enable more individuals with dysfunctional arms to gain access to a MyoPro brace to restore their arm and hand function and reduce their overall cost of care.”

About Myomo, Inc.

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including its plans and expectations for continuing engagement with CMS and reimbursement strategy, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•

the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;

•	our ability to continue normal operations and patient interactions in order to cast, deliver and fit our custom-fabricated device;

•	our marketing and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our product development programs, and;

•	general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

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